UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 20, 2025

SWK HOLDINGS CORPORATION
(Exact Name of the Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

F11.001-39184	77-0435679
(Commission File Number)	(IRS Employer Identification No.)

5956 Sherry Lane, Suite 650, Dallas, TX	75225
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SWKH	The Nasdaq Stock Market LLC
9.00% Senior Notes due 2027	SWKHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).           Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01     Entry into a Material Definitive Agreement

On March 19, 2025, SWK Holdings Corporation (the “Company”) and SWK Funding LLC, a wholly owned subsidiary (“SWK Funding” together with the Company, the “Seller Parties”) entered into a purchase and sale agreement (the “Purchase and Sale Agreement”) with SCOF SPV I, L.P., a Delaware limited partnership and an entity affiliated with Soleus Capital Management L.P. (the “Purchaser”). Upon the terms and subject to the conditions of the Purchase Agreement, the Seller Parties have agreed to sell and assign to Purchaser (the “Royalty Sale”) the Company’s rights to receive royalties and other amounts payable or that may become payable under certain contracts to which SWK Funding is a party, comprising all of the Company’s performing royalty portfolio for an aggregate purchase price of approximately $34.0 million. The Company expects to use a portion of the proceeds of the Royalty Sale to declare a cash dividend to the Company’s stockholders. The specific amount and record date of the dividend will be declared in connection with the Closing.

The Purchase Agreement contains customary representations, warranties and covenants of each of the Seller Parties and the Purchaser. The Purchase Agreement further provides that, subject to certain limitations, the Seller Parties and the Purchaser will each indemnify the other for certain losses arising from such breaches of representations, warranties and covenants and liabilities allocated to such party pursuant to the terms of the Purchase Agreement.

The foregoing descriptions of the terms of the Purchase Agreement and the Royalty Sale do not purport to be complete and are qualified in their entirety by reference to the terms and conditions of the Purchase Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2025.

Item 7.01    Regulation FD Disclosure.

On March 19, 2025, the Company issued a press release announcing the execution of the Purchase and Sale Agreement. A copy of this press release is furnished as herewith as Exhibit 99.1.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 8.01    Other Events.

On March 17, 2025, ANI Pharmaceuticals, Inc. (“ANI”) notified the Company of ANI’s intention to exercise its buy-back option with respect to certain royalties payable to the Company, including in connection with sales of ANI’s ILUVIEN® and YUTIQ® products, pursuant to the royalty purchase agreement entered into between the Company and an affiliate of ANI (“ANI Royalty Buy-Out”). The ANI Royalty Buy-Out resulted in aggregate gross proceeds to the Company of approximately $17.3 million.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of SWK Holdings Corp, dated March 19, 2025
104	Cover Page Interactive Date File (embedded within the Inline XBRL document)

Cautionary Statement Concerning Forward-Looking Statements
This Current Report on Form 8-K contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expectations regarding the timing and results of the closing of the Royalty Sale and the ANI Royalty Buy-Out and the Company’s expectations related to the anticipated declaration of a cash dividend to Company stockholders. The use of words such as “anticipate,” “believe,” “continue,” “could,” “endeavor,” “estimate,” “expect,” “anticipate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” or “would” or the negative of such words or other similar expressions can be used to identify forward-looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. These and other risks and uncertainties are described in additional detail in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2023 and its other filings made with the SEC from time to time. Although the Company’s forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by the Company. As a result, you are cautioned not to rely on these forward-looking statements. Any forward-looking statement made in this Current Report on Form 8-K speaks only as of the date on which it is made. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ Joe D. Staggs
Joe D. Staggs
President and Chief Executive Officer

Date: March 20, 2025